As filed with the Securities and Exchange Commission on March 17, 1998
                                                  Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM S-3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                              CAVALIER HOMES, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                   63-0949734
   (State or other jurisdiction of                    (I.R.S. employer
    incorporation or organization)                  identification number)

                       Highway 41 North and Cavalier Road
                             Addison, Alabama 35540
                                 (205) 747-0044
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                David A. Roberson
                       Highway 41 North and Cavalier Road
                                Addison, AL 35540
                                 (205) 747-0044
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              John B. Grenier, Esq.
                         BRADLEY ARANT ROSE & WHITE LLP
                           2001 Park Place, Suite 1400
                            Birmingham, Alabama 35203
                                 (205) 521-8000


     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. (X)

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ( )

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                         CALCULATION OF REGISTRATION FEE


------------------------|--------------|---------------|-------------|----------
                        |              |  Proposed     |   Proposed  |  Amount
Title of shares to      | Amount to be |   maximum     |   maximum   |    of
be registered           |  registered  |  aggregate    |  aggregate  |registra-
                        |              |offering price |   offering  | tion fee
                        |              |  per share    |     price   |
========================|==============|===============|=============|==========
Common Stock, par       |300,000 shares|   $11.07(1)   |$3,321,000(1)| $979.70
value $0.10 per share   |              |               |             |
(including attendant    |300,000 rights|     (2)       |     (2)     |
Rights to Purchase      |              |               |             |
Series A Junior Partici-|              |               |             |
pating Preferred Stock) |              |               |             |
================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, which has been calculated on the basis of the average of the high and low prices reported on March 11, 1998 on the New York Stock Exchange, which price was $11.07 per share.
(2) The Rights to Purchase Series A Junior Participating Preferred Stock are currently attached to and trade with the shares of Registrant Common Stock being registered hereby. Value attributable to Rights, if any, is reflected in the market price of Registrant Common Stock.

PROSPECTUS

                              CAVALIER HOMES, INC.

       Amended and Restated Dividend Reinvestment and Stock Purchase Plan
                         300,000 Shares of Common Stock

         This Prospectus relates to 300,000 shares of common stock, par value $0.10 per share (the "Common Stock"), of Cavalier Homes, Inc., a Delaware corporation (the "Company"), to be issued pursuant to the Company's Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Company previously issued 200,000 shares of Common Stock under its Dividend Reinvestment and Stock Purchase Plan pursuant to a Prospectus dated December 19, 1996. The Plan provides holders of Common Stock with an opportunity to invest cash distributions on shares of Common Stock and optional cash payments for additional shares of Common Stock without payment of any brokerage commission or service charge. Shares of Common Stock for the Plan will be purchased directly from the Company. No open market purchases of shares of Common Stock are permitted for the Plan. The Plan is administered by Chase Manhattan Bank, with certain administrative support provided by ChaseMellon Shareholder Services, L.L.C. (collectively with Chase Manhattan Bank, the "Plan Agent").

         Participants in the Plan may purchase additional shares of Common Stock by (i) having the cash distributions on all, or part, of their shares of Common Stock automatically reinvested, (ii) by receiving directly, as usual, their cash distributions, if, as and when declared, on shares of Common Stock registered in their names and investing in the Plan by making cash payments of not less than $500 per payment or more than $40,000 per calendar quarter ("optional cash payments"), or (iii) by investing both their cash distributions and such optional cash payments.

         Stockholders may begin participating in the Plan by completing an Authorization Card and returning it to the Plan Agent. Participants may terminate their participation at any time. Stockholders who do not wish to participate in the Plan need not take any action and will continue to receive their cash dividends, if, as and when declared, as usual. It is suggested that this Prospectus be retained for future reference.

         The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends. Dividends will continue to depend on earnings, financial requirements and other factors. The Company reserves the right to terminate the Plan at any time.

         The price per share for the additional shares of Common Stock purchased from the Company with reinvested cash distributions and optional cash payments will be 95% of the Market Price (as defined in the Plan) on the Investment Date (as defined in the Plan).

           See "Risk Factors" at page 3 of this Prospectus for certain factors that should be considered by purchasers
                       of the Common Stock offered hereby.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is March 17, 1998.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  information   requirements  of  the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http:/ /www.sec.gov that contains reports, proxy and information statements and other information regarding issuers of securities which file electronically with the Commission. The Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"). The reports, proxy and information statements and other information can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits to the Registration Statement which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (Commission File No. 1-9792) are incorporated herein by reference:

                                    1.The  Company's  Annual Report on Form 10-K
                           for the fiscal year ended December 31, 1996 (including the portions of the Company's Proxy Statement for its Annual Meeting of Stockholders held May 14, 1997 that are incorporated by reference therein) (File No. 1-9792).

                                    2.The  Company's  Quarterly  Reports on Form
                           10-Q for the quarters ended March 28, 1997, June 27, 1997 and September 26, 1997 (File No. 1-9792).

                                    3.The Company's  Current Reports on Form 8-K
                           dated August 20, 1997, December 11, 1997 and January 15, 1998 (as amended by Form 8-K/A dated March 16, 1998 and by Form 8-K/A dated March 17, 1998)(File No. 1-9792).

                                    4.The   description   of  the  Common  Stock
                           contained in the Company's Registration Statement on Form 8-A, filed with the Commission under the Exchange Act on December 9, 1987, as amended by the Company's Form 8-A dated December 16, 1987, and as updated (A) in the Registration Statement on Form S-3, effective June 23, 1993 (File No. 1-9792), to reflect the increase of the number of shares of authorized common stock from 5,000,000 shares to 15,000,000 shares, (B) by the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 2, 1994 (File No. 1-9792), reflecting the listing of the Common Stock on the NYSE, (C) under the caption "Proposed Amendment to Certificate of Incorporation" in the Company's Proxy Statement dated March 25, 1997 (File No. 1-9792) to reflect the increase of the number of shares of authorized common stock from 15,000,000 to 50,000,000, and (D) under the caption "Description of Cavalier Capital Stock" in the Company's Registration Statement on Form S-4, filed with the Commission on December 2, 1997 (Reg. No. 333-41319).

                                    5.The  description  of the  Preferred  Stock
                           Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on October 29, 1996 (File No. 1-9792), and as amended by the Company's Form 8-A filed on November 11, 1996 (File No. 1-9792).

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference and to be a part of the Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein or contained herein shall be deemed to be modified or superseded to the extent that a statement herein or in a document subsequently incorporated by reference herein shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide, without charge to each person to whom this Prospectus is delivered, and upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such a request is to be directed to Mr. Michael R. Murphy, Cavalier Homes, Inc., Highway 41 North and Cavalier Road, Addison, Alabama 35540 (telephone number:
(205) 747-0044).

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with any offer to sell or sale of the securities with respect to which this Prospectus is issued and, if given or made, such information or representation must not be relied upon as having been authorized. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date or that there has been no change in the business or affairs of the Company since such date. This Prospectus does not constitute an offer to sell to or a solicitation of an offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective purchasers of the Common Stock offered hereby:

Uncertainties in Integrating Business Operations and Achieving Benefits of the Merger

         On December 31, 1997, Crimson Acquisition Corp., a Mississippi corporation and a wholly owned subsidiary of the Company, merged with and into Belmont Homes, Inc., a Mississippi corporation and also a producer of manufactured housing ("Belmont"), and Belmont became a wholly owned subsidiary of the Company. For a more detailed description of Belmont and this transaction, reference is made to the Company's Current Reports on Form 8-K dated August 20, 1997, December 11, 1997 and January 15, 1998 (as amended by Form 8-K/A dated March 16, 1998 and by Form 8-K/A dated March 17, 1998), and the Company's Registration Statement on Form S-4 filed with the Commission on December 2, 1997 (Reg. No. 333-41319). The acquisition of Belmont will require the consolidation of functions and the integration of departments, systems and procedures, which will present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected, if at all. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, synergies and benefits, there can be no assurance of the extent to which or whether such cost savings, efficiencies, synergies or benefits will be achieved.

Cyclical and Seasonal Nature of the Manufactured Housing Industry

         The manufactured housing industry is highly cyclical and seasonal and has experienced wide fluctuations in aggregate sales in the past, resulting in the failure of many manufacturing concerns. The market for manufactured homes is affected by many of the same national and regional economic and demographic factors that affect the broader housing industry. Historically, most sectors of the home building industry, including the manufactured housing industry, have been affected by, among other things, changes in general economic conditions, inflation, levels of consumer confidence, employment and income levels, housing demand, availability of alternative forms of housing, availability of financing and the level and stability of interest rates. The Manufactured Housing Institute ("MHI") reported that during the period from 1983 to 1991, aggregate domestic shipments of manufactured homes declined 42.1% from 295,079 homes to 170,713 homes. According to industry statistics, after a ten-year low in shipments of homes in 1991, the industry recovered significantly, posting increases in shipments of 24%, 21%, 20%, 12% and 7% for 1992, 1993, 1994, 1995
and 1996, respectively. However, industry statistics reflect a decrease in home shipments of approximately 2.8% for 1997 when compared to 1996. The Company attributes this decrease at least in part to the fact that the manufactured housing industry has, over the past several years, experienced increases in both the number of retail dealers and manufacturing capacity, which the Company believes is currently resulting in fewer home deliveries, higher dealer inventories, lower order backlogs and increased price competition.

         Sales in the manufactured housing industry are also seasonal in nature, with sales of homes traditionally being stronger in April through October and weaker during the first and last part of the calendar year. While seasonality was not a significant factor in the Company's business during the period of 1992 through 1996 when industry shipments were steadily increasing, the recent decline in shipments may signal a return to the industry's traditional seasonal patterns.

         The duration and extent of the recent decrease in home shipments and the tightening of competitive conditions, and their corresponding impact on the future results of operations and financial condition of the combined companies, is uncertain at this time. Furthermore, because of the cyclical and seasonal nature of the manufactured housing industry and the recent increase in competitive conditions, the Company can give no assurance that the industry is not entering a change in its cycle or returning to traditional seasonal patterns, either of which could have a material adverse effect on the Company's results of operations or financial condition.

Limitations on Ability to Pursue Growth Strategy

         The Company's growth strategies are to (i) expand the financing activities of its finance subsidiary, Cavalier Acceptance Corporation ("CAC"),
(ii) develop its exclusive dealer network, (iii) expand its geographic presence and manufacturing capacity and (iv) develop the production and distribution of component parts for manufactured housing. Since 1991, the Company has expanded manufacturing capacity to meet the increase in demand for its manufactured homes. Downturns in shipments in the manufactured housing industry, or a decline in the demand or growth in demand for the Company's homes, could have a material adverse effect on the Company. The Company's ability to execute its strategy will depend on a number of factors, including general economic and industry conditions, its ability to sell to additional independent dealers, the availability of semi-skilled workers in the areas in which the Company's manufacturing facilities are located, the ability of CAC to be competitive and other factors, many of which are beyond the control of the Company. There can be no assurance that the Company's growth strategy will be successful. Further, if the Company's growth strategy is unsuccessful, there can be no assurance that such lack of success will not have a material adverse effect upon the Company's results of operations or financial condition.

Uncertainties Regarding Retail Financing Activities

         The Company engages in the business of making retail installment finance loans to customers of its independent exclusive dealers through its finance subsidiary, CAC. CAC also purchases retail installment finance loans that have been originated by the Company's independent exclusive dealers. The Company maintains a reserve for estimated credit losses on installment sale contracts owned by CAC to provide for future losses based on the Company's historical loss experience, current economic conditions and portfolio performance. The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate losses realized by CAC will not exceed the Company's loss reserves and have a material adverse effect on the Company's results of operations and financial condition. There also can be no assurance that volatility or a significant change in interest rates will not materially affect CAC's and the Company's business, results of operations or financial condition.

         The Company's strategy currently includes the continued expansion of the financial services segment of its business. Accordingly, the Company may incur additional debt, or other forms of financing, in order to continue to fund such growth. The Company may also engage in other transactions, such as selling or securitizing portions of its installment loan portfolio, that are designed to facilitate the ability of CAC to purchase and/or originate an increased volume of loans and to reduce the Company's exposure to interest rate fluctuations and installment loan losses. The Company has recently entered into an agreement with another lender that, if certain conditions are met, will allow CAC to resell certain of its loans. Pursuant to this agreement, the Company has sold for cash approximately $25 million of its existing loan portfolio. No assurance can be given that additional sales will be made under this agreement, however, or that CAC will be able to realize the expected benefits from such agreement. Further, there can be no assurance that possible additional financing, or the aforementioned transactions involving the Company's installment loan portfolio, will be available on terms acceptable to the Company. If they are not, the Company may be forced to curtail the expansion of its financial services business and to alter its strategies.

Limitations on Availability of Consumer and Dealer Financing

         Consumer financing for manufactured home purchases is generally provided by third-party lenders. The availability and cost of financing for manufactured home purchasers and dealers is important to the Company's sales and is dependent on financial institutions' lending practices, the strength of the credit markets generally, governmental policies and other conditions, all of which are beyond the Company's control. In addition, in most states, manufactured homes are classified legally and by taxing authorities as personal property rather than real estate. As a result, financing for the purchase of manufactured homes is characterized by shorter loan maturities and higher interest rates, and in certain periods such financing is more difficult to obtain than conventional home mortgages. Unfavorable changes in these factors may have a material adverse effect on the Company's results of operations or financial condition.

Potential Unavailability and Increases in Prices of Raw Materials

         The Company's operating costs may be significantly affected by the availability and pricing of certain raw materials, particularly lumber, gypsum, particle board and insulation. Sudden increases in demand for these construction materials caused by natural disasters or other market forces can greatly increase the costs of materials or limit the availability of such materials. Increases in costs cannot always be reflected immediately in prices and, consequently, may adversely impact profitability. Further, a reduction in the availability of raw materials also may affect a company's ability to meet or maintain production requirements.

Contingent Repurchase and Guaranty Obligations

         It is a customary practice in the manufactured housing industry to enter into repurchase and other recourse agreements with lending institutions which have provided wholesale floor plan financing to dealers. Substantially all of the Company's sales are made to dealers located primarily in the southeast, southwest and midwest regions of the United States pursuant to repurchase agreements with lending institutions. These agreements generally provide for repurchase of the Company's products from the lending institutions for the balance due them in the event of repossession upon a dealer's default. The risk of loss under repurchase agreements is mitigated by the fact that (i) sales of manufactured homes are spread over a relatively large number of independent dealers; (ii) the price the Company is obligated to pay under such repurchase agreements generally declines over the period of the agreement and also declines during such period based on predetermined amounts; and (iii) the Company has been in many cases able to resell homes repurchased from credit sources in the ordinary course of business without incurring significant losses. While the Company has established a reserve for possible repurchase losses, there can be no assurance that the Company will not incur material losses in excess of such reserves in the future.

Competitive Nature of the Industry

         The production and sale of manufactured homes is a highly competitive industry, characterized by low barriers to entry and severe price competition. Competition is based primarily on price, product features and quality, reputation for service and quality, depth of field inventory, delivery capabilities, warranty repair service, dealer promotions, merchandising and terms of dealer and retail consumer financing. In addition, the Company competes with other manufacturers, some of which maintain their own retail sales centers, for quality independent dealers. In addition, manufactured homes compete with other forms of low-cost housing, including site-built, prefabricated and modular homes, apartments, townhouses and condominiums. The Company faces direct competition from numerous manufacturers, many of which possess greater financial, manufacturing, distribution and marketing resources. As a result of these competitive conditions, the Company may not be able to sustain past levels of sales or to continue its recent sales growth or profitability.

Reliance on Executive Officers

         The success of the Company's business is highly dependent upon the personal efforts and abilities of the current executive officers of the Company. Specifically, the success of the Company is highly dependent on the efforts of its Chairman of the Board, Barry B. Donnell, its President and Chief Executive Officer, David A. Roberson, and its Chief Financial Officer and Secretary-Treasurer, Michael R. Murphy. The loss of the services of one or more of these individuals could have a material adverse effect upon the Company's business. The Company does not have employment or non-competition agreements with any of its executive officers. The Company's continued growth, including the expansion of CAC's business, will depend upon its ability to attract and retain additional experienced management personnel.

Dependence on Independent Dealers

         The Company depends on independent dealers for substantially all retail sales of its manufactured homes. Typically only one dealer within a given market area distributes a particular product line of the Company. While the Company believes that its relations with its independent dealers are generally good, the Company's relationships with its dealers are cancelable on short notice by either party, and there can be no assurance that the Company will be able to maintain these relations, that these dealers will continue to sell the Company's homes or that the Company will be able to attract and retain quality independent dealers.

Potential Adverse Effects of Regulations

         The Company is subject to a variety of federal, state and local laws and regulations affecting the production, sale and financing of manufactured housing. The National Manufactured Home Construction and Safety Standards Act of 1974, as amended, and regulations promulgated by the U.S. Department of Housing and Urban Development ("HUD") thereunder, impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. Failure to comply with such regulations could expose the Company to a wide variety of sanctions, including closing one or more manufacturing facilities. HUD has promulgated regulations with respect to structural design and wind loads and energy conservation. The Company's operations were not materially affected by the regulations; however, HUD has these matters under continuous review and it cannot be predicted what effect (if any) additional regulations promulgated by HUD would have on the Company or the manufactured housing industry as a whole. In addition, certain components of manufactured homes are subject to regulation by the U.S. Consumer Product Safety Commission. The Company's manufactured homes are also subject to local zoning and housing regulations. A number of states require manufactured home producers to post bonds to ensure the satisfaction of consumer warranty claims. A number of states have adopted procedures governing the installation of manufactured homes. Utility connections are subject to state and local regulation.

         The Company is also subject to the Magnuson-Moss Warranty Federal Trade Commission Improvement Act, which regulates the descriptions of warranties on products. The description and substance of the Company's warranties are also subject to a variety of state laws and regulations.

         A variety of federal laws affect the financing of manufactured homes, including the financing activities conducted by CAC. The Consumer Credit Protection Act (Truth-in-Lending) and Regulation Z promulgated thereunder require substantial disclosures to be made in writing to a consumer with regard to various aspects of the particular transaction, including the amount financed, the annual percentage rate, the total finance charge, itemization of the amount financed and other matters and also set forth certain substantive limitations on permissible contract terms. The Equal Credit Opportunity Act and Regulation B promulgated thereunder prohibit credit discrimination against any credit applicant based on certain prohibited bases, and also require that certain specified notices be sent to credit applicants whose applications are denied. The Federal Trade Commission has adopted or proposed various trade regulation rules to specify and prohibit certain unfair credit and collection practices and also to preserve consumers' claims and defenses. The Government National Mortgage Association ("GNMA") specifies certain credit underwriting requirements in order for installment manufactured home sale contracts to be eligible for inclusion in a GNMA program. HUD also has promulgated substantial disclosure and substantive regulations and requirements in order for a manufactured home installment sale contract to qualify for insurance under the Federal Housing Authority ("FHA") program, and the failure to comply with such requirements and procedures can result in loss of the FHA guaranty protection. In addition, the financing activities of CAC may also become subject to the disclosure requirements of the Home Mortgage Disclosure Act. In addition to the extensive federal regulation of consumer credit matters, many states have also adopted consumer credit protection requirements that may impose significant requirements for consumer credit lenders. For example, many states require that a consumer credit finance company such as CAC obtain certain regulatory licenses or permits in order to engage in such business in that state, and many states also set forth a number of substantive contractual limitations regarding provisions that permissibly may be included in a consumer contract, as well as limitations upon the permissible interest rates, fees and other charges that may be imposed upon a consumer. Failure by the Company or CAC to comply with the requirements of federal or state law pertaining to consumer credit could result in the unenforceability of the particular contract for the affected consumer, civil liability to the affected customers, criminal liability and other adverse results.

         There can be no assurance that the Company will not be adversely affected by a failure to comply with any laws or regulations applicable to or affecting the Company.

Compliance with Environmental Laws

         The Company's operations are subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies and entities, to impose fines and penalties. The requirements of such laws and enforcement policies have generally become more strict in recent years. Accordingly, the Company can give no assurance that it will not be required to incur response costs, remediation expenses, fines, penalties or other similar damages, expenses or liabilities, or to incur operational shut-downs, business interruptions or similar losses, associated with compliance with environmental laws and enforcement policies that either individually or in the aggregate would have a material adverse effect on the Company's results of operations or financial condition.

Litigation

         The Company and its subsidiaries are engaged in various legal proceedings that are incidental to and arise in the course of its business. Certain of the cases filed against the Company and its subsidiaries and companies engaged in businesses similar to it allege, among other things, breach of contract and warranty, product liability, personal injury and fraudulent, deceptive or collusive practices in connection with their businesses. These kinds of suits are typical of suits that have been filed in recent years, and they sometimes seek certification as class actions, the imposition of large amounts of compensatory and punitive damages and trials by jury. Courts have certified several of these types of cases as class actions recently, and many of these types of cases have resulted in large damage awards, especially large punitive damage awards. The outcome of many of the cases in which the Company is involved or may in the future become involved cannot be predicted with any degree of reliability, and the potential exists for unanticipated material adverse judgments against the Company and its respective subsidiaries.

         In addition, Belmont has been sued by three former shareholders (the "Plaintiffs") of Belmont Homes, Inc., an Alabama corporation which originally owned the initial Belmont manufacturing facility ("BHIA"), in the Circuit Court of Madison County, Alabama (Case Number CV 97-2297) against BHIA, Belmont (as a successor in interest of BHIA), certain other corporate entities (collectively, the "Other Corporations"), the Estate of Jerold Kennedy (the former President and Chief Executive Officer of Belmont), J. M. Page, and certain other unnamed and unidentified individual officers, employees, agents and directors of BHIA, Belmont and the Other Corporations, alleging breach of fiduciary duties, misrepresentation, deceit, suppression and civil conspiracy. The Plaintiffs state that they owned a majority of the stock in BHIA and sold such stock in February of 1989. In addition to certain other allegations, the Plaintiffs claim that Mr. Kennedy, along with others who allegedly conspired with him, misrepresented and omitted certain facts to them regarding his attempts to hire a production manager, that Belmont later hired the production manager, and that the Plaintiffs would not have sold their stock in BHIA in the absence of these alleged misrepresentations and omissions. In their complaint, the Plaintiffs request an unspecified amount of compensatory and punitive damages and/or equitable relief, including a constructive trust. The Company is aware that these same plaintiffs have also filed a separate claim against the Estate of Mr. Kennedy in the probate court of Franklin County, Alabama (Case Number 97-051), alleging essentially the same facts and seeking substantial compensatory damages and punitive damages and a constructive trust over the stock in the various Belmont entities owned by Mr. Kennedy's estate. The Company believes that the Plaintiffs' claims against Belmont are without merit and intends to vigorously contest such claims. The outcome of this litigation and its effect on the Company cannot presently be determined, however, and the possibility exists for an adverse resolution of the litigation which could have a material adverse effect on the results of operations and financial condition of the Company in the quarter and year in which any such adverse resolution occurs.


Volatility of Stock Price

         The Company's Common Stock is traded on the NYSE. The market price of the Company's Common Stock may be subject to significant fluctuations in response to variations in the Company's operating results and other factors affecting the Company specifically and the stock market and the manufactured housing industry generally.


                                   THE COMPANY

General Description

         The Company, through its wholly-owned subsidiaries and their respective divisions, designs, produces and sells manufactured homes. The Company markets its homes through approximately 900 independent non-exclusive dealers, plus approximately 130 independent exclusive dealers, located in over 30 states with approximately 1,000 sales centers. The Company currently operates 22 manufacturing facilities. Through its wholly-owned subsidiary, Cavalier Acceptance Corporation ("CAC"), the Company also makes installment sale financing available to qualifying retail customers of its exclusive dealers. The principal executive offices of the Company are located at Highway 41 North and Cavalier Road, Addison, Alabama 35540, and its telephone number is (205) 747-0044.

         For a more detailed description of the Company, including audited and unaudited financial information, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1997, June 27, 1997 and September 26, 1997, and the Company's Current Reports on Form 8-K dated August 20, 1997, December 11, 1997 and January 15, 1998 (as amended by Form 8-K/A dated March 16, 1998 and by Form 8-K/A dated March 17, 1998), which are incorporated herein by reference.


                             DESCRIPTION OF THE PLAN

         The following, in question and answer form, is a summary description of the provisions of the Plan. This description should be read in conjunction with, and is qualified in its entirety by reference to, the Plan, a copy of which is attached to this Prospectus as Appendix A. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

Purpose

         1. What is the purpose of the Plan? The purpose of the Plan is to provide holders of shares of Common Stock with an opportunity to reinvest cash dividends in additional shares of Common Stock and/or make optional cash payments for additional shares of Common Stock, without payment of any brokerage commission, service charge or other expense. Shares of Common Stock for the Plan will be purchased directly from the Company. No shares of Common Stock will be purchased for the Plan in the open market. The Company will receive the proceeds from the sale of shares of Common Stock under the Plan and will use such proceeds for general corporate purposes.

Administration

         2.  Who  administers  the  Plan  for   Participants?   The  Plan  Agent
administers the Plan for Participants, keeps records, sends statements of account to Participants and performs other duties relating to the Plan. The current Plan Agent is Chase Manhattan Bank, with certain administrative support provided by ChaseMellon Shareholder Services, L.L.C. (collectively with Chase Manhattan Bank, the "Plan Agent"). ChaseMellon Shareholder Services, L.L.C. also serves as transfer agent for the shares of Common Stock. Should the Plan Agent resign, or be asked to resign, another agent will be asked to serve.


Advantages

         3. What are the options available to Stockholders? Participants in the Plan may purchase additional shares of Common Stock by (i) having the cash dividends on all, or part, of their shares of Common Stock automatically reinvested, (ii) by receiving directly, as usual, their cash dividends, if, as and when declared, on their shares of Common Stock and investing in the Plan by making cash payments of not less than $500 per payment or more than $40,000 per calendar quarter, or (iii) by investing both their cash dividends and such optional cash payments.

         4. What are the advantages of the Plan? No brokerage commissions, fees or service charges are paid by Participants in connection with purchases under the Plan; provided, however, that if shares of Common Stock are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee. Full investment of dividends is possible under the Plan because the Plan permits fractional shares, as well as whole shares, of Common Stock to be purchased and credited to the Participant's account. Regular statements of account provide simplified record keeping. All purchases, by reinvestment of dividends or optional cash payments, will be credited to the Participant's Noncertificated Share account on the records of the Company maintained by the Plan Agent.

         The price of shares of Common Stock purchased under the Plan with reinvested cash dividends and optional cash payments is 95% of the Market Price (as defined in the Plan) for such shares on the applicable Investment Date (as hereinafter defined).


Participation

         5. Who is eligible to participate? All holders of record of shares of Common Stock are eligible to participate in the Plan. Beneficial owners whose shares of Common Stock are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) may participate only in the dividend reinvestment portion of the Plan by making arrangements with their broker or bank to participate on their behalf through the Depository Trust Company Dividend Reinvestment Service. Brokers and nominees owning shares of Common Stock held at the Depository Trust Company may participate in the Plan through that service. Only holders of record may participate in the optional cash payment feature of the Plan. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company's sole judgment, result in excessive cost or burden on the Company. In addition, the Company may refuse participation in the Plan to stockholders residing in states whose securities laws make the offer or sale of shares of Common Stock offered pursuant to the Plan impracticable or inadvisable.

         6. How does a Stockholder join the Plan? In order to participate in the Plan, an eligible stockholder must properly complete the Authorization Card furnished by the Plan Agent and return it to ChaseMellon Shareholder Services, L.L.C., P.O. Box 3339, South Hackensack, New Jersey 07606. An Authorization Card and postage-paid envelope are enclosed with this Prospectus and additional cards may be obtained at any time by stockholders by written or oral request to the Plan Agent at the foregoing address. Telephone requests or general inquiries may be made by calling (800) 851-9677.

         7. What does the Authorization Card provide? The Authorization Card provides for the purchase by stockholders of additional shares of Common Stock through the following investment options offered under the Plan:

                  Full Dividend Reinvestment-Directs the Plan Agent to reinvest cash dividends with respect to all shares of Common Stock owned by the Participant (including whole and fractional shares acquired under the Plan) and permits a Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

                  Partial Dividend Reinvestment-Directs the Plan Agent to remit cash dividends on the number of shares of Common Stock specified on the Authorization Card and to invest in additional shares of Common Stock any dividends paid on the remaining shares of Common Stock owned by the Participant. This investment option also permits a Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

                  Optional Cash Contributions - Permits a Participant to make optional cash payments for the purchase of additional shares of Common Stock in accordance with the Plan.

         Cash dividends on shares of Common Stock credited to the Participant's account under the Plan are automatically reinvested to purchase additional shares of Common Stock.

         Stockholders who do not wish to participate in the Plan will receive cash dividends in the usual manner, if, as and when declared.

         8. Is partial participation possible under the Plan? A stockholder who desires the dividends on only some full shares of Common Stock to be reinvested under the Plan may indicate such number of shares of Common Stock on the Authorization Card under the heading "Partial Dividend Reinvestment." Cash dividends will continue to be paid on the remaining shares of Common Stock.

         9. When may a Stockholder join the Plan? If an Authorization Card specifying "Full Dividend Reinvestment," or "Partial Dividend Reinvestment" is properly completed and received by the Plan Agent at least five business days prior to the record date established for the payment of the next dividend, reinvestment will commence with that dividend payment. The record dates for dividend payments on the Common Stock are generally on or about the 30th day of January, April, July and October of each year. If the Authorization Card is received subsequent to five business days prior to the record date, reinvestment of the dividends (or designated portion thereof) will not start until payment of the next following dividend. If the Authorization Card is received in between any dividend record date and the Investment Date (the date on which a dividend is paid, which the Company anticipates to be on or about the 15th day of February, May, August and November each year), that dividend will be paid in cash and the stockholder's initial dividend reinvestment will begin with the next dividend. The Investment Date is also the Dividend Payment Date.

         Each Participant in the Plan may invest in additional shares of Common Stock by making optional cash payments at any time. Participants in the Plan have no obligation to make any optional cash payments. Optional payments may be made at irregular intervals and the amount of each optional cash payment may vary, but no optional payments may be less than $500 and the total optional payments invested by each Participant may not exceed $40,000 per calendar quarter. An optional cash payment may be made by enclosing a check or money order with the Authorization Card when enrolling; and thereafter by forwarding a check or money order attached to each statement of account. Checks and money orders must be in United States dollars and should be made payable to ChaseMellon Shareholder Services, L.L.C. No interest will be paid on optional cash payments held by the Plan Agent pending the purchase of shares of Common Stock. (See Questions 13, 14 and 16.)

         Optional cash payments must be received by the Plan Agent no later than five (5) business days prior to the Investment Date. Optional cash payments received by the Plan Agent will be returned to Participants upon written request received by the Plan Agent at least five (5) business days prior to the Investment Date.

Costs

         10. Are there any expenses to Participants in connection with purchases under the Plan? No. Participants will incur no brokerage commissions, service or other charges for purchases made under the Plan. Any costs of administration of the Plan will be borne by the Company. Participants may incur certain costs in connection with their withdrawal from the Plan if they direct the Plan Agent to sell their shares of Common Stock.

Purchases

         11. How many shares of Common Stock will be purchased for Participants? The number of shares of Common Stock to be purchased will be determined by the amount of the Participant's dividends and/or optional cash payments being reinvested or made and the price of the shares of Common Stock. Each Participant's account in the Plan will be credited with the number of shares of Common Stock, including fractional shares computed to three (3) decimal places, equal to the amount of the dividends and/or optional cash payments to be reinvested or made divided by the applicable purchase price of the shares of Common Stock.

         12. How will the purchase price of shares of Common Stock be determined? The officers of the Company will determine the price of shares of Common Stock to be purchased. It is intended that the price of the shares of Common Stock to be purchased will be at a 5% discount from the Market Price. The shares of Common Stock are traded on the NYSE. The officers of the Company will fix the reinvestment price at a discount price equal to 95% of the Market Price. The price at which the shares of Common Stock will be purchased will be the higher of 95% of the average of the daily high and low sale prices of the Company's Common Stock on the NYSE on the four trading days including and preceding the Investment Date or 95% of the average of the high and low sale prices of the Company's Common Stock on the NYSE on the Investment Date. In the event there is no trading in the shares of Common Stock, or if for any reason the Company and the Plan Agent have difficulty in determining the price of shares of Common Stock to be purchased under the Plan, the Company, on consultation with the Plan Agent, will use such other public reports or sources as the Company deems appropriate to determine the Market Price and the appropriate 5% discount. If the reinvestment price involves a fraction, it will be expressed in one-sixteenth of a point with a rounding out to the next higher one-sixteenth of a point.

         13. When will dividends and/or optional cash payments be invested? Reinvestment of dividends and investment of optional cash payments will be made on the date when the dividend becomes payable (the "Investment Date" or "Dividend Payment Date"). Participants will become owners of shares of Common Stock purchased under the Plan as of the date of purchase. In order to allow sufficient time for processing, optional cash payments must be received by the Plan Agent no later than five (5) business days prior to the Dividend Payment Date. Optional cash payments received by the Plan Agent subsequent to five (5) business days prior to a Dividend Payment Date will be applied to the purchase of shares of Common Stock on the Investment Date falling in the next succeeding quarter.

         14. What is the Investment Date? There is only one Investment Date in each quarter. The Investment Date will be the Dividend Payment Date. If an Investment Date falls on a Saturday, Sunday or holiday, the Investment Date will be the next following business day. If no dividend is paid in a quarter, the Dividend Payment Date for purposes of optional cash investment will be deemed to be February 15, May 15, August 15 and November 15.

         15. Will certificates be issued to Participants for shares of Common Stock purchased under the Plan? No certificates for shares of Common Stock acquired by a Participant under the Plan will be issued, except as described in Question 18. Shares of Common Stock purchased under the Plan, whether through dividend reinvestment or optional cash payments, will be credited to a Participant's Noncertificated Share account and will be shown on a Participant's statement of account. Certificates for the shares of Common Stock purchased pursuant to the Plan will be issued to Participants upon their written request, except that no certificates will be issued for fractional shares of Common Stock. A Participant requesting a certificate for all the shares of Common Stock in the Participant's Noncertificated Share account will receive cash for the fractional shares. (See Question 18 for how a Participant may obtain certificates.) Cash dividends on all shares of Common Stock held in the Participant's Noncertificated Share account under the Plan will be automatically reinvested to purchase additional shares of Common Stock which will be reflected in the Participant's Noncertificated Share account.

Optional Cash Payments

         16. Who is eligible to make optional cash payments? Record owners of shares of Common Stock who have executed an Authorization Card are eligible to make optional cash payments of not less than $500 nor more than $40,000 per calendar quarter. A stockholder may participate in the Plan exclusively by making an optional cash payment by checking the "Optional Cash Contributions" box on the Authorization Card. Moreover, even if the "Optional Cash Contributions" box is checked, all dividends payable on shares of Common Stock purchased with optional cash payments and retained in the Participant's Noncertificated Shares account will be automatically reinvested in additional shares of Common Stock. A beneficial owner of shares of Common Stock who wishes to make optional cash payments must become the record owner by transferring all or some of his or her shares into his or her own name. Checks or money orders should be payable to ChaseMellon Shareholder Services, L.L.C. and mailed to
ChaseMellon   Shareholder  Services,   L.L.C.,  P.O.  Box  382009,   Pittsburgh,
Pennsylvania 15250-8009. Do not send cash. Payments delivered to any other address will not constitute valid delivery. No interest is paid on optional cash payments. Optional cash payments must be received by the Plan Agent no later than five (5) business days prior to the Investment Date. Participants can request the return of any optional cash payment which had not yet been invested, provided such request is received by the Plan Agent at least five (5) business days prior to the Investment Date. In the event any check or money order from a bank account is returned unpaid for any reason, the Plan Agent will consider the request for investment of such money null and void and shall immediately remove from the Participant's Plan account shares of Common Stock, if any, purchased upon the prior credit of such money. The Plan Agent shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Agent shall be entitled to sell such additional shares from the Participant's Plan account to satisfy the uncollected balance.

Report to Participants

         17. What type of reports will be sent to Participants in the Plan? Participants will receive a quarterly statement indicating the total dividend payment, the amount of the dividend payment reinvested, the purchase price per share of Common Stock, the number of shares of Common Stock purchased and the number of shares of Common Stock in the Participant's Noncertificated Share account. These statements are a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, each Participant will receive copies of the Company's annual and quarterly reports to stockholders, proxy statements and income tax information for reporting dividends. Beneficial owners whose shares of Common Stock are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange to obtain their copies of such reports from the record holder.

Issuance

         18. How may a Participant obtain certificates for shares of Common Stock purchased under the Plan? A Participant who has purchased shares of Common Stock under the Plan may obtain certificates for those shares of Common Stock in the Participant's Noncertificated Share account at any time by sending a written request to that effect to the Plan Agent. No certificates will be issued for fractional shares of Common Stock, but the market price of any fractional shares of Common Stock will be paid in cash to the Participant requesting a certificate for his Noncertified Shares. This notice should be mailed to ChaseMellon Shareholder Services, L.L.C., P.O. Box 3338, South Hackensack, New Jersey 07606. The Company, however, reserves the right at any time to issue certificates to Participants for any shares of Common Stock in their Noncertificated Share accounts. (See Questions 19 and 21 for information on termination of participation).

Modification or Termination by a Participant

         19. How does a Participant change or terminate participation in the Plan? A Participant may change participation from partial to total dividend reinvestment, from total to partial dividend reinvestment, or may simply change the number of shares of Common Stock which are enrolled in the Plan by executing and delivering a new Authorization Card to ChaseMellon Shareholders Services, L.L.C. Any change concerning the reinvestment of dividends must be received by the Plan Agent not later than five (5) business days prior to the record date for a dividend in order for the change to become effective with that dividend.

         A Participant may terminate participation in the Plan by notifying the Plan Agent in writing at least five (5) business days prior to the record date for determining the holders entitled to receive the next dividend. Notices will be effective only upon receipt by the Plan Agent. Notices to change or discontinue dividend reinvestment received by the Plan Agent at least five (5) business days prior to any record date for a dividend payment will be effective as of that date. In order to re-enter the Plan after termination, a stockholder must complete a new Authorization Card.

         20. Can the shares of Common Stock held in the Plan be sold through the Plan Agent? A Participant can instruct the Plan Agent to sell any or all of the whole shares of Common Stock held in the Plan. The written notification to the Plan Agent should include the number of shares of Common Stock that are to be sold. The Plan Agent will make the sale as soon as practicable following receipt of a Participant's request through independent securities brokers selected by the Company or the Plan Agent in its sole discretion. A check for the proceeds of such sale, less brokerage commission and transfer taxes (if any), will usually be sent by the Plan Agent on the settlement date, which will be three
(3) business days from the date of sale. No Participant shall have the authority or power to direct the date or sales price at which shares of Common Stock may be sold. Requests must indicate the minimum number of shares to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares of Common Stock to be sold will be returned to the Participant with no action taken. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. This notice should be addressed to ChaseMellon Shareholder Services, L.L.C., P.O. Box 3338, South Hackensack, New Jersey 07606.

         21. What happens to the shares of Common Stock held in the Noncertificated Share account when a Participant terminates participation in the Plan? A certificate for the shares of Common Stock held in the account will be issued to the Participant upon the Participant's written request or upon a Participant's termination of participation in the Plan. No fractional shares will be issued. (See Question 15 for information on share certificates and Question 18 for information on the cash payment for fractional shares in the account.)

Other Information

         22. What happens if the Company issues a stock dividend, declares a stock split or has a rights offering? Any shares of Common Stock issued in a stock dividend or stock split with respect to a Participant's shares of Common Stock which are subject to the Plan will be added to the Participant's Noncertificated Share account. If the Company has a rights offering in which separately tradable and exercisable rights are issued to registered holders of Common Stock, the rights attributable to whole shares of Common Stock in a Participant's Plan account will be transferred to the Participant as promptly as practicable after the rights are issued. No partial rights will be issued with respect to fractional shares of Common Stock in the Participant's account.

         23. How will Shares in a Participant's Noncertificated Share account be voted at a meeting of Stockholders? All of a Participant's shares of Common Stock, both Certificated and Noncertificated, may be voted by the Participant. For any meeting of stockholders, the Participant will be sent proxy material for that meeting covering all of the shares of Common Stock that the Participant owns on the record date for the meeting. The Participant may vote all of Participant's shares of Common Stock in person or by proxy.

         24. What are the Federal income tax consequences of participation in the Plan? Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the purchase of shares of Common Stock under the Plan will generally result in the Federal income tax consequences to U.S. Participants in the Plan set forth in (a) through (d) below. The term "U.S. Participants" denotes: (i) citizens or residents of the United States; (ii) corporations, partnerships, or other entities created or organized under the laws of the United States or any political subdivision thereof or therein; (iii) estates the income of which is subject to United States federal income tax regardless of its source; (iv) trusts the administration of which is subject to the primary supervision of a court within the United States and with respect to which one or more United States fiduciaries have the authority to control all substantive decisions, or (v) any other person defined as a United States person under the Code.

         a. A distribution on the shares of Common Stock will be treated for Federal income tax purposes as a dividend distribution received by the Participant notwithstanding that it is used to purchase additional shares of Common Stock pursuant to the Plan. The full amount of cash distributions reinvested under the Plan, plus the 5% purchase discount from the applicable Market Price, represents dividend distributions to Participants. As in the case of cash dividend distributions, the full amount will be taxable ordinary income to the extent of the Company's current and accumulated earnings and profits, and the excess over the amount of such earnings and profits, if any, will be a return of capital which reduces the basis of the Participant's shares of stock in the Company or results in gain to the extent it exceeds such stock basis.

         b. A Participant's tax basis in additional shares of Common Stock acquired with cash distributions reinvested under the Plan will be equal to the full amount that is treated as a dividend distribution for Federal income tax purposes. The Participant's holding period for such shares of Common Stock will commence on the day after the Investment Date.

         c. For optional cash payments, Participants in the Plan will be treated as having received a cash dividend on the Investment Date equal to the excess, if any, of the Market Price of such shares on the Investment Date over the amount of the optional cash payment. The tax basis of the shares will be equal to the sum of the amount of the optional cash payment plus the amount included in income.

         d. A Participant will not realize any taxable income upon the receipt of a certificate for full shares of Common Stock credited to the Participant's account either upon the Participant's request for certificates or upon withdrawal from, or termination of, the Plan. A Participant will recognize gain or loss when a fractional share interest is liquidated or when the Participant sells or exchanges shares of Common Stock received from the Plan. Such gain or loss will equal the difference between the amount which the Participant receives for such fractional share interest or such shares and the tax basis therefor.

         In the case of Participants whose distributions are subject to withholding of Federal income tax, distributions will be reinvested less the amount of tax required to be withheld.

         25. What provision is made for foreign participants subject to income tax withholding or other Participants subject to back-up withholding? In the case of any Participants who are not U.S. Participants ("Foreign Participants") who elect to have their distributions reinvested and whose distributions are subject to United States income tax withholding; and other Participants who elect to have the distributions reinvested and who are subject to "backup" withholding under Section 3406(a)(1) of the Code, the Plan Agent will invest in shares of Common Stock in an amount equal to the distributions of such Participants less the amount of tax required to be withheld. The quarterly statements confirming purchases made to such Participants will indicate the net payment reinvested. The withholding rate for Foreign Participants is 30%, except where modified by treaty.

         Under Section 3406(a)(1) of the Code, the Company is currently required to withhold for United States income tax purposes 31% of all distribution payments to a stockholder if (i) such stockholder has failed to furnish to the Company his taxpayer identification number ("TIN"), which for an individual is his social security number, (ii) the Internal Revenue Service (the "Service") has notified the Company that the TIN furnished by the stockholder is incorrect,
(iii) the Service notifies the Company that back-up withholding should be commenced because the stockholder has failed to properly report distributions or
(iv) the stockholder has failed to certify, under penalties of perjury, that he is not subject to back-up withholding. Stockholders have previously been requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

         Optional cash payments received from foreign participants must be in United States dollars and will be invested in the same way as payments from other Participants.

         The above is intended only as a general discussion of the current Federal income tax consequences of participation in the Plan. Participants should consult their own tax advisors regarding the Federal, state and local and foreign income tax consequences (including the effects of any changes in law) of their individual participation in the Plan.

         26. What are the federal income tax consequences of participation in the Plan by an IRA, Keogh Plan, 401(k) Plan, Simplified Pension Account or any
corporate employer-sponsored retirement plan? The tax consequences of participation in the Plan by retirement plans differ from those outlined above for individuals. Since the law and regulations regarding the Federal income tax consequences of retirement plan participation are complex and subject to change, those considering such participation should consult with their own retirement plan trustees, custodians or tax advisors for specific information.

         27. What is the responsibility of the Company under the Plan? Neither the Company nor the Plan Agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate participation in the Plan upon a Participant's death. In addition, no stockholder, director, officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company's obligations under the Plan and a Participant shall look solely to the assets of the Company for satisfaction of any claims thereunder.

         Participants should recognize that neither the Company nor the Plan Agent can provide any assurance of a profit or protection against loss on any shares of Common Stock purchased under the Plan.

         28. May the Plan by changed or discontinued? The Company reserves the right to suspend or terminate the Plan at any time. The Plan may also be terminated once the Company has issued and sold an aggregate of 500,000 shares of Common Stock, which is the number of shares that is set forth in the Plan that may be issued and sold under the Plan, subject to certain adjustments. The Company also reserves the right to make modifications to the Plan and in particular reserves the right to refuse optional cash payments from any stockholder who, in the sole discretion of the Company, is attempting to circumvent the intent of the Plan by making excessive optional cash payments through multiple stockholder accounts. Participants will be notified of any suspension, termination or modification of the Plan.

         The Company could lower or eliminate the discount without prior notice to Participants if for any reason the Company believes that Participants were engaging in positioning and other transactions with the intent to purchase shares of Common Stock under the Plan and then immediately reselling such shares of Common Stock in order to capture the discount. Any Participants who engage in such transactions may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933.

         29. Who answers a Participant's questions or supplies information? Any inquiries or correspondence about the Plan should be addressed as follows:
ChaseMellon Shareholder Services, L.L.C., Investment Services, P.O. Box 3338, South Hackensack, New Jersey 07606. Telephone inquires to the Plan Agent should be made to (800) 851-9677.

         30. Will the Plan Agent hold certificated shares? The Plan provides a share deposit feature to eliminate the need for Participants to hold physical Common Stock certificates. If a Participant currently holds physical Common Stock certificates and would like to combine these shares with his Plan shares held in book-entry, the Participant should complete the tear-off section of his account statement and complete the portion designated for share deposit. The certificates need not be endorsed. The Participant should ensure that his Common Stock certificates are sent by registered/ insured mail or by some other similar means as the Participant bears the risk of loss in transit. Participants should be aware that dividends on the shares so deposited will be automatically reinvested. Certificates should be sent to ChaseMellon Shareholder Services, L.L.C., P.O. Box 3338, South Hackensack, New Jersey 07606.


                                 USE OF PROCEEDS

         The net proceeds from the sale, from time to time, of the shares of Common Stock by the Company under the Plan will be used by the Company for general corporate purposes.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bradley Arant Rose & White LLP, Birmingham, Alabama.


                                     EXPERTS

         The financial statements and the related financial statement schedule of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the financial statements of the Company incorporated by reference in this Prospectus by reference from the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 15, 1998, as amended by Form 8-K/A filed on March 16, 1998 and by Form 8-K/A filed on March 17, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides for the indemnification of directors and officers of corporations organized thereunder in certain circumstances. In addition, Section 145 grants to each such corporation the power to indemnify its directors and officers against liability for certain of their acts.

         The Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws, as amended, of the Company provide for indemnification of directors and officers of the Company to the fullest extent permitted by the law of the State of Delaware against liability for certain of their acts. Directors and officers liability insurance has also been obtained by the Company, the effect of which is to indemnify the directors and officers of the Company against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

         Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                   APPENDIX A

                              CAVALIER HOMES, INC.
       Amended and Restated Dividend Reinvestment and Stock Purchase Plan

1.       Definitions

         The  following   terms  when  used  herein  shall  have  the  following
definitions:

         "Authorization Card" means such authorization form as the Plan Agent may from time to time or upon request furnish Stockholders and which shall be returned to the Plan Agent to indicate their election to participate in specified portions of the Plan.

         "Certificated Shares" means shares of Stock which are evidenced by physical certificates.

         "Company" means Cavalier Homes, Inc.

         "Dividend Payment Date" means the Investment Date.

         "Investment Date" means each date on which a dividend is paid on the shares of Stock, which the Company anticipates to be on or about the 15th day of February, May, August and November each year. If an Investment Date falls on a Saturday, Sunday or holiday, the Investment Date will be the next following business day. If no dividend is paid in a quarter, the Dividend Payment Date for purposes of optional cash investment will be deemed to be February 15, May 15, August 15 and November 15.

         "Market Price" as of any day means the higher of the average of the daily high and low sale prices of the Company's Stock on the NYSE on the four Trading Days including and preceding the Investment Date or the average of the high and low sale prices of the Company's Stock on the NYSE on the Investment Date.

         "Noncertificated Shares" means shares of Stock which are held by the Plan Agent in an account for each Participant and for which no physical certificates are issued.

         "NYSE" means the New York Stock Exchange, Inc.

         "Participant" means any Stockholder who has returned a properly completed Authorization Card to the Plan Agent indicating election to participate in any portion of the Plan and who has been enrolled in that portion of the Plan by the Plan Agent.

         "Plan" means this Amended and Restated Dividend Reinvestment and Stock Purchase Plan.

         "Plan Agent" means any bank or trust company as from time to time may be appointed by the Company as agent to administer the Plan. Initially, the Plan Agent shall be Chase Manhattan Bank, with certain administrative support provided by ChaseMellon Shareholder Services, L.L.C. (collectively with Chase Manhattan Bank, the "Plan Agent") and thereafter shall be the Company or any successor institution appointed by the Company in substitution therefor.

         "Stockholder" means any holder of shares of Stock.

         "Stock" means the common stock, par value $0.10 per share, of the Company.

         "Trading Day" means a day on which the NYSE is open for trading.

2.       Purpose

         The purpose of this Plan is to provide Stockholders with a convenient and economical method for having all or part of their dividends automatically reinvested in additional shares of Stock and making voluntary cash investments in shares of Stock, in either case without payment of any brokerage commission or service charge. Because shares of Stock will be purchased for the Plan directly from the Company by the Plan Agent, the Plan will assist the Company in raising funds for general business purposes. The Plan does not reflect a change in the Company's dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors based on the Company's results of operations, financial condition, regulatory requirements and other factors.

3.       Eligibility for Participation

         All Stockholders of record are automatically eligible to participate in the Plan and may do so by completing and returning to the Plan Agent the Authorization Card furnished to them by the Plan Agent. Beneficial owners of shares of Stock which are registered in names other than their own (e.g., in the name of a broker, bank nominee or other record holder), who want to participate, may participate only in the dividend reinvestment portion of the Plan by making arrangements with their broker or bank to participate on their behalf through the Depository Trust Company Dividend Reinvestment Service. Only record holders may participate in the optional cash payment feature of the Plan. The Company reserves the right to refuse to permit a broker, bank nominee or other record holder to participate in the Plan if the terms of such participation would, in the Company's sole judgment, result in excessive cost or burden on the Company.

4.       Administration of the Plan

         The Plan Agent shall administer the Plan and will maintain records and perform such other duties as may be required. In addition, the Plan Agent will send each Participant (a) after each dividend reinvestment, a statement which will indicate the amount of the dividend, the purchase price per share of Stock, the number of shares of Stock purchased and the total number of Noncertificated Shares owned by the Participant; (b) upon investment of optional cash payments, a statement indicating purchase price, number of shares of Stock purchased, and the total number of Certificated and Noncertificated Shares owned by the Participant; and (c) annual and quarterly reports to Stockholders, proxy statements and income tax information for reporting dividends earned. Shares of Stock purchased by a Participant through reinvested dividends or optional cash payments will be credited to the Participant's Noncertificated Share Account. Upon request of a Participant, the Plan Agent will furnish certificates for shares of Stock in the Participant's Noncertificated Share Account. No certificates will be issued for fractional shares of Stock, but the market price thereof will be paid in cash to a requesting Stockholder who is terminating participation in the Plan. The Plan Agent will have the responsibility for furnishing certificates for shares of Stock upon request or termination of participation by the Stockholder.

5.       Reinvestment of Dividends

         Stockholders may join the Plan at any time. Stockholders may elect to have dividends on all or part of their shares of Stock automatically reinvested by completing the Authorization Card provided by the Plan Agent to that effect and returning it to the Plan Agent. If the Authorization Card is received by the Plan Agent five (5) business days prior to the record date for the payment of the next dividend, reinvestment will begin with that dividend. The record dates for dividend payments on shares of the Stock are generally on or about January 30, April 30, July 30 and October 30. If the Authorization Card is received subsequent to five (5) business days prior to the record date, that dividend will be paid in cash and the Stockholder's initial dividend reinvestment will begin with the next dividend. The purchase price per share for shares of Stock purchased for the Plan with reinvested dividends and/or optional cash payments shall be 95% of the Market Price. Cash dividends on shares of Stock credited to the Participant's account will be automatically reinvested to purchase additional shares of Stock.

6.       Optional Cash Payments

         Each Participant in the Plan may invest in additional shares of Common Stock by making optional cash payments at any time. Participants in the Plan have no obligation to make any optional cash payments. Optional payments may be made at irregular intervals and the amount of each optional cash payment may vary but no optional payments may be less than $500 and the total optional payments invested by each Participant may not exceed $40,000 per calendar quarter. An optional cash payment may be made by enclosing a check or money order with the Authorization Card when enrolling; and thereafter by forwarding a check or money order attached to each statement of account. Checks and money orders must be in United States dollars and should be made payable to the Plan Agent. No interest will be paid on optional cash payments held by the Plan Agent pending the purchase of shares of Common Stock.

         Optional cash payments must be received by the Plan Agent no later than five (5) business days prior to the Investment Date. Optional cash payments received by the Plan Agent will be returned to Participants upon written request received by the Plan Agent at least five (5) business days prior to the Investment Date. The purchase price per share for shares of Stock purchased for the Plan with optional cash payments shall be 95% of the Market Price.

7.       Calculation of Shares of Stock Purchased

         The number of shares of Stock purchased shall be determined by dividing the amount of the dividends reinvested and/or optional cash payments made by the purchase price per share of Stock determined in accordance with Sections 5 and 6 above. Each Participant's account will be credited on each Investment Date with that number of shares of Stock, plus fractional share interests computed to at least three (3) decimal points, equal to the total amount of the cash (dividends and/or optional cash payments) to be invested on behalf of such Participant on such date divided by the purchase price per share of Stock for that date.

8.       Costs

         There are no brokerage fees on purchases. All costs of administration of the Plan are paid by the Company, except that Participants may incur certain costs in connection with their withdrawal from the Plan if they direct the Plan Agent to sell their shares of Stock.

9.       Shares of Stock Subject to the Plan

         (a)The number of shares of Stock which may be issued and sold by the Company under the Plan shall not exceed 500,000 shares of stock, subject to adjustment pursuant to the provisions of paragraph (b) below. Such shares of Stock may be either authorized and unissued shares or shares issued and thereafter acquired by the Company and such amount of shares shall be and is hereby reserved for issuance pursuant to this Plan. The Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Plan. Shares of Stock will not be purchased for the Plan in the open market.

         (b) In the event that the outstanding shares of Stock are increased or decreased after the date hereof by reason of reorganization, recapitalization, reclassification, combination of shares, stock split or stock dividend, then the aggregate number of shares of Stock which may be issued and sold hereunder, set forth in paragraph (a) above, shall be adjusted appropriately. Any adjustments and the manner of application of the foregoing sentence shall be determined solely by the Company.

10.      Modification or Termination of Participation

         Participants may modify their participation in the Plan by notifying the Plan Agent in writing five (5) business days prior to the record date for determining the holders of Stock entitled to receive the next dividend that they wish to reinvest dividends on an increased or decreased number of shares of Stock specified in such notice. Participants may terminate participation in the Plan any time by notifying the Plan Agent in writing five (5) business days prior to the record date for determining the holders of Stock entitled to receive the next dividend of the Participant's intent to terminate participation in the Plan. Any notice is effective only upon receipt. If a Participant's notice of termination or modification is received by the Plan Agent at least five (5) business days prior to the record date for determining the Stockholders entitled to receive the next dividend payment, the Plan Agent will modify or terminate the reinvestment of the Participant's dividends under the Plan as of that Investment Date. If the notice of termination or modification is received by the Plan Agent subsequent to five (5) business days prior to the record date for the next dividend, that dividend will be reinvested in shares of Stock for the Participant in accordance with the Participant's previous instructions, and the request for termination or modification will be processed promptly thereafter. Any optional cash payments sent to the Plan Agent prior to receipt of the notice of termination or modification will also be invested in shares of Stock on the next Investment Date unless the Participant requests in writing to the Plan Agent the return of all or a portion of such optional cash payments at least five (5) business days prior to the Investment Date. In order to re-enter the Plan after termination, the Stockholder must complete a new Authorization Card.

11.      Sale of Plan Shares

         A Participant can instruct the Plan Agent to sell any or all of the whole shares of Stock held in the Plan. The written notification to the Plan Agent should include the number of Shares that are to be sold. The Plan Agent will make the sale as soon as practicable following receipt of the written notification and a check for the proceeds less brokerage commission and transfer taxes (if any) will usually be sent by the Plan Agent to the Participant on the settlement date, which will be three (3) business days from the date of sale. No Participant shall have the authority or power to direct the date or sales price at which shares of Stock may be sold. Requests must indicate the minimum number of shares of Stock to be sold and not the dollar amount to be attained. Any such request that does not clearly indicate the number of shares of Stock will be returned to the Participant with no action taken. A withdrawal/termination form is provided on the reverse side of the account statement for this purpose. This notice should be addressed as indicated on the account statement. Shares of Stock held in a Participant's account may not be pledged. In order to pledge such shares, a Participant must request certificates for such shares of Stock.

12.      Certificates for Purchased Shares of Stock

         No certificates for shares of Stock acquired for a Participant under the Plan will be issued. Stock purchased under the Plan will be credited to a Participant's Noncertificated Share account and will be held in the name of the Plan Agent or its nominee. A Participant who wishes to obtain certificates for those shares of Stock that he has purchased under the Plan may do so by notifying the Plan Agent in writing to that effect. No certificate will be issued for fractional shares of Stock, but the market price of any fractional shares of Stock will be paid in cash to the Participant requesting a certificate for all his Noncertificated Shares.

13.      Stock Splits, Stock Dividends and Rights Offerings

         Shares of Stock issued in a stock dividend or stock split with respect to a Participant's shares of Stock which are subject to the Plan will be credited to a Participant's Noncertificated Share account. If the Company has a rights offering in which separately tradable and exercisable rights are issued to registered holders of Stock, the rights attributable to whole shares of Stock held in a Participant's Plan account will be transferred to the Participant as promptly as practicable after the rights are issued. No partial rights will be issued with respect to fractional shares of Stock in the Participant's account.

14.      Voting

         All shares of Stock credited to a Participant's Noncertificated Share account under the Plan may be voted by the Participant. A Participant will receive a proxy to vote the number of shares of Stock held in his Plan account. If the Participant returns an executed proxy, it will be voted with respect to all of Participant's shares of Stock (including any fractional shares of Stock), or the Participant may vote all of the shares of Stock in person at the meeting.

15.      Liability

         Neither the Company, nor its duly appointed Plan Agent (if any) in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability arising out of failure to terminate a Participant's participation in the Plan upon the Participant's death. In addition, no Stockholder, director, officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company's obligations under this Plan and a Participant shall look solely to the assets of the Company for satisfaction of any claims hereunder.

16.      Termination, Suspension or Modification

         The Company reserves the right to modify, suspend or terminate the Plan at any time and from time to time, including during the period between the record date for a dividend payment and the related Investment Date, and in particular, reserves the right to refuse optional cash payments from any Stockholder who, in the sole discretion of the Company, is attempting to circumvent the interest of the Plan by making excessive optional cash payments through multiple Stockholder accounts.

         The Company could lower or eliminate the discount without prior notice to Participants if for any reason the Company believes that Participants were engaging in positioning and other transactions with the intent to purchase shares of Common Stock under the Plan and then immediately reselling such shares of Common Stock in order to capture the discount. Any Participants who engage in such transactions may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933.

17.      Compliance with Applicable Law and Regulations

         The Company's obligation to offer, issue or sell shares of Stock hereunder shall be subject to the Company's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the shares of Stock. The Company may elect not to offer or sell its shares of Stock hereunder to Stockholders residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

18.      Participants Subject to Back-Up Withholding

         In the case of both foreign participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding and other Participants who elect to have their dividends reinvested and who are subject to "backup" withholding under Section 3406(a)(1) of the Internal Revenue Code of 1986, as amended, the Plan Agent shall invest in shares of Stock in an amount equal to the dividends of such Participants less the amount of tax required to be withheld.

19.      Safekeeping

         At a Participant's request, the Plan Agent will receive and hold any Certificated Shares now held by or for such Participant. A Participant may send such Certificated Shares to the Plan Agent for credit to such Participant's account in the Plan. These Certificated Shares will be added to the shares of Stock in such Participant's account and will appear in subsequent statements in combination with a Participant's previous Plan shares of Stock and dividends. If a Participant is interested in having the Plan Agent hold shares of Stock now in such Participant's possession, write for further information to:

                 ChaseMellon Shareholder Services, L.L.C.
                 P.O. Box 3338
                 South Hackensack, New Jersey 07606

         No person has been authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                  -------------


                                TABLE OF CONTENTS


Available Information..........................................................2
Incorporation of Certain Documents by
 Reference.....................................................................2
Risk Factors...................................................................3
The Company....................................................................8
Description of the Plan........................................................8
Use of Proceeds...............................................................15
Legal Matters.................................................................15
Experts.......................................................................15
Indemnification of Directors and
  Officers....................................................................15
Amended and Restated Dividend Reinvestment
  and Stock Purchase Plan....................................................A-1


                                  ------------
                                 300,000 Shares


                              Cavalier Homes, Inc.



                                  Common Stock
                         Offered by Cavalier Homes, Inc.
                               to its Stockholders
                          Solely in Connection with its
                              Amended and Restated
                            Dividend Reinvestment and
                               Stock Purchase Plan



                               ------------------

                                   PROSPECTUS
                               ------------------


                                 March 17, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the distribution of the securities being registered. All amounts shown are estimates except the Commission registration fee.

          Item                                          Amount

          SEC Registration fee                    $     979.70
          Printing expenses                           5,000.00
          Legal fees and expenses                    10,000.00
          Accounting fees and expenses                2,000.00
          Miscellaneous                               1,000.00
                                                  -------------
          Total                                   $  18,979.70
                                                  =============


Item 15. Indemnification of Directors and Officers

         The Amended and Restated By-laws of Registrant provide that Registrant will indemnify its directors and officers in actions, suits or proceedings (other than derivative actions) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws give the Registrant the power in its discretion to indemnify any employee or agent of the Registrant in the same manner as the Registrant is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws provide that the Registrant shall indemnify any director or officer of the Registrant who is a party to any derivative action on behalf of the Registrant against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Registrant, and except that no indemnification shall be made in respect of any claim as to which such person shall have been judged to be liable to Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity. The By-laws give the Registrant the power in its discretion to indemnify any employee or agent of Registrant in the same manner as the Registrant is required to indemnify its officers and directors pursuant to the foregoing sentence. The By-laws further provide that the Registrant may purchase and maintain insurance on behalf of its respective directors, officers, employees or agents.

         Section 145 of the Delaware General Corporation Law contains provisions governing the indemnification of directors and officers by Delaware corporations. The statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action was brought decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the Delaware General Corporation Law.

         A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement must be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, even though less than a quorum, or by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, or by the stockholders.

         Under the Delaware General Corporation Law, a corporation may pay or reimburse the reasonable expenses incurred by a director or officer who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she was not entitled to be indemnified.

         The indemnification provisions of the Delaware General Corporation Law are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification provided for under the Delaware General Corporation Law continues as to a person who ceases to be a director or officer.

         The Registrant's Amended and Restated Certificate of Incorporation, as amended, provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or may be hereafter amended, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Delaware General Corporation Law permits the Registrant to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority and as authorized by its By-laws, the Registrant maintains such insurance on behalf of its directors and officers.

Item 16. Exhibits

         The following is a list of all exhibits filed as a part of this Registration Statement, including those which are incorporated herein by reference.

Item              Description

*4(a)             The   Certificate   of   Designation   of   Series   A  Junior
                  Participating Preferred Stock of Cavalier Homes, Inc. as filed with the Office of the Delaware  Secretary of State on October
                  24,  1996 and  filed as  Exhibit A to  Exhibit  4 to  Cavalier
                  Homes,  Inc.'s  Registration  Statement  on Form 8-A  filed on
                  October 30, 1996.
*4(b)             Rights Agreement  between Cavalier Homes, Inc. and ChaseMellon
                  Shareholder Services, L. L. C., filed as Exhibit 4 to Cavalier
                  Homes, Inc.'s  Current  Report  on  Form 8-K dated October 30,
                  1996.
*4(c)             Articles four, six,  seven,  eight and nine of Cavalier Homes,
                  Inc.'s Amended and Restated  Certificate of Incorporation,  as
                  amended,  filed as  Exhibit  3(a) to  Cavalier  Homes,  Inc.'s
                  Annual  Report on Form 10-K for the year  ended  December  31,
                  1993,  and the  amendment  thereto,  filed as Exhibit  3(b) to
                  Cavalier Homes,  Inc.'s  Quarterly Report on Form 10-Q for the
                  quarter ended June 27, 1997.
*4(d)             Article II, Sections 2.1 through 2.18;  Article III,  Sections
                  3.1 and 3.2;  Article IV,  Sections  4.1 and 4.3;  Article VI,
                  Sections 6.1 through 6.5; Article VIII,  Sections 8.1 and 8.2;
                  and Article IX of the Company's  Amended and Restated By-laws, included  in the  Amended  and  Restated  By-laws of  Cavalier
                  Homes,  Inc. filed as Exhibit 3(d) to Cavalier  Homes,  Inc.'s
                  Quarterly  Report on Form 10-Q for the quarter  ended June 27,
                  1997.
5                 Opinion of Bradley Arant Rose & White LLP as  to the  legality of the securities being registered.
23(a)             Consent of Bradley Arant Rose & White LLP (included in Exhibit
                  5).
23(b)             Consent of Deloitte & Touche LLP.
24                Power of Attorney.

*   Incorporated by reference.
---------------------------------

Item 17.          Undertakings

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by  Section 10
(a)(3) of the Securities Act of 1933;

                           (ii)To reflect  in the Prospectus any facts or events
arising after the effective date
of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii)To include any material information with respect
to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Alabama, on this 17th day of March, 1998.


                                                            CAVALIER HOMES, INC.


                                                       By: /s/ David A. Roberson
                                                          ----------------------
                                                               David A. Roberson
                                                             President and Chief
                                                               Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



    Signature                                Title                     Date

/s/ DAVID A. ROBERSON                    Director and             March 17, 1998
---------------------------
    David A. Roberson             Principal Executive Officer


/s/ MICHAEL R. MURPHY               Director and Principal        March 17, 1998
----------------------------
    Michael R. Murphy          Financial and Accounting Officer

/s/ BARRY B. DONNELL                Chairman of the Board         March 17, 1998
----------------------------
     Barry B. Donnell                    and Director

/s/ THOMAS A. BROUGHTON, III               Director               March 17, 1998
----------------------------
    Thomas A. Broughton, III

/s/ JOHN W LOWE                            Director               March 17, 1998
----------------------------
    John W Lowe

/s/ LEE ROY JORDAN                         Director               March 17, 1998
----------------------------
    Lee Roy Jordan

/s/ GERALD W. MOORE                        Director               March 17, 1998
----------------------------
    Gerald W. Moore

/s/ A. DOUGLAS JUMPER, SR.                 Director               March 17, 1998
----------------------------
    A. Douglas Jumper, Sr.

/s/ MIKE KENNEDY                           Director               March 17, 1998
---------------------------
    Mike Kennedy

                                INDEX TO EXHIBITS

Exhibit
Number
-------                                   Description
*4(a)                   The  Certificate  of  Designation  of  Series  A  Junior
                        Participating Preferred Stock of Cavalier Homes, Inc. as
                        filed with the Office of the Delaware Secretary of State
                        on October  24, 1996 and filed as Exhibit A to Exhibit 4
                        to Cavalier Homes, Inc.'s Registration Statement on Form
                        8-A filed on October 30, 1996.
*4(b)                   Rights  Agreement  between  Cavalier  Homes,  Inc.   and
                        ChaseMellon  Shareholder  Services, L. L. C.,  filed  as
                        Exhibit 4 to  Cavalier Homes, Inc.'s  Current  Report on
                        Form 8-K dated October 30, 1996.
*4(c)                   Articles  four, six, seven, eight and nine  of C avalier
                        Homes,  Inc.'s  Amended  and  Restated  Certificate   of
                        Incorporation,  as  amended, filed  as  Exhibit  3(a) to
                        Cavalier Homes, Inc.'s  Annual Report on  Form 10-K  for
                        the  year ended  December 31, 1993,  and  the  amendment
                        thereto, filed as Exhibit 3 (b)to Cavalier Homes, Inc.'s
                        Quarterly Report on Form 10-Q for the quarter ended June
                        27, 1997.
*4(d)                   Article II,  Sections  2.1  through  2.18;  Article III,
                        Sections 3.1 and 3.2;  Article IV, Sections 4.1 and 4.3;
                        Article  VI,  Sections  6.1  through  6.5; Article VIII,
                        Sections  8.1 and 8.2;  and Article IX of the  Company's
                        Amended  and Restated  By-laws, included in the  Amended
                        and Restated  By-laws  of Cavalier Homes, Inc.  filed as
                        Exhibit 3(d) to  Cavalier Homes, Inc.'s Quarterly Report
                        on Form 10-Q for the quarter ended June 27, 1997.
5                       Opinion of  Bradley  Arant  Rose &  White LLP  as to the
                        legality of the securities being registered.
23(a)                   Consent of  Bradley Arant Rose &  White LLP (included in
                        Exhibit 5).
23(b)                   Consent of Deloitte & Touche LLP.
24                      Power of Attorney.

*   Incorporated by reference.
--------------------------------